NASDAQ
THE NASDAQ STOCK MARKET
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By Electronic Delivery to: msapone@richardsonpatel.com

July 19, 2007

Mr. Kenneth Levy
Chief Financial Officer
United Heritage Corporation
200 North Loraine, Suite 400
Midland, Texas 79701

Re: United Heritage Corporation (the "Company")

Dear Mr. Levy:

Based on the Form 10-KSB for the year ended March 31, 2007, Staff determined that the Company's stockholders' equity was $803,977. In addition, as of July 19, 2007, Staff determined that the market value of listed securities was $4,383,795.[1] Finally, the Company reported net income/(loss) from continuing operations of $(11,435,134), $(17,371,395), and $(1,002,727), in its annual filings for the years ended March 31, 2007, 2006, and 2005, respectively. Accordingly, the Company does not comply with Marketplace Rule 4310(c)(3), which requires the Company to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

Under these circumstances, Staff is reviewing the Company's eligibility for continued listing on The Nasdaq Capital Market. To facilitate this review, please provide on or before August 3, 2007 the Company's specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan.[2] The Company is encouraged to provide any relevant documentation, including but not limited to financial projections, agreements, offering circulars, letters of intent and contracts. Staff will contact the Company after reviewing the plan and notify you if we have any questions or concerns regarding the plan. If, after the conclusion of our review process, Staff determines that the Company's plan does not adequately address the issues noted, we will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff's decision to a Nasdaq Listing Qualifications Panel.

Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media

[1] Listed securities means securities quoted on Nasdaq or listed on a national securities exchange. The calculation is based on 6,446,758 shares outstanding as of July 11, 2007 multiplied by the closing bid price of $0.68.

[2] In a case where an issuer fails to comply with the requirement of Rules 4310(c)(3)(C) or 4320(e)(2)(B), the Listings Qualifications Department shall not accept a plan to achieve compliance with those requirements in the future, since compliance requires stated levels of net income during completed fiscal years and therefore can only be demonstrated through audited financial statements. Similarly, an issuer may not submit a plan relying on partial-year performance to demonstrate compliance with these standards.

which discloses receipt of this letter and the Nasdaq rules upon which it is based.[3] The Company must provide a copy of this announcement to Nasdaq's MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the "Hearings Department") at least 10 minutes prior to its public dissemination.[4] For your convenience, we have enclosed a list of news services.[5]

In the event the Company does not make the required public announcement, trading in your securities will be halted.

In addition, an indicator will be broadcast over Nasdaq's market data dissemination network noting the Company's non-compliance. The indicator will be displayed with quotation information related to the Company's securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please contact me at 301-978-8072.

Sincerely,

Rachel Scherr
Lead Analyst
Nasdaq Listing Qualification

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[3] We also note that Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days. See, SEC Release No. 34-49424.

[4] The notice should be submitted to Nasdaq's MarketWatch Department through the Electronic Disclosure service available at www.NASDAQ.net, or by facsimile at (301) 978-8510. The facsimile numbers for Nasdaq's Listing Qualifications and Hearings Departments are (301) 978-4028 and (301) 978-8080, respectively.

[5] The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story. Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS' EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s) ___________.

DIRECTORY OF NEWS SERVICES

News Media Outlets*

Bloomberg Business News Newsroom 400 College Road East P.O. Box 888 Princeton, NJ 08540-0888 Telephone: 609.750.4500 Toll free: 800.444.2090 Fax: 609.897.8394 Email: release@Bloomberg.net	**MarketWire** 5757 West Century Boulevard. 2nd Floor Los Angeles, CA 90045 Telephone: 800.774.9473 Fax: 310.846.3701	**PrimeNewswire[SM]** (A NASDAQ Company) 5200 West Century Boulevard Suite 470 Los Angeles, CA 90045 Telephone: 800.307.6627 Fax: 310.642.6933 Web: http://www.primenewswire.com
Business Wire 44 Montgomery Street 39th Floor San Francisco, CA 94104 Telephone: 415.986.4422 Fax: 415.788.5335	**PR Newswire** 810 7th Avenue 35th Floor New York, NY 10036 Telephone: 800.832.5522 Fax: 800.793.9313	**Reuters** 3 Times Square New York, NY 10036 Telephone: 646.223.6000 Fax: 646.223.6001
Dow Jones News Wire Harborside Financial Center 600 Plaza Two Jersey City, NJ 07311-3992 Telephone: 201.938.5400 Fax: 201.938.5600		

*The use of any of these services will satisfy NASDAQ's listing rules that require the disclosure of specific information in a press release or public announcement through the news media.